EXHIBIT 10.3

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is effective as of February 12, 2010 (the “Effective Date”), between Document Security Systems, Inc., a New York corporation with an office at 28 East Main Street, Suite 1525, Rochester, New York 14614 (“Company”) and Robert B. Bzdick, residing at 935 Raccoon Run, Victor, New York 14564 (“Executive”).

R E C I T A L S:

WHEREAS, Company is in the business of developing, licensing, manufacturing and selling anti-counterfeiting technology and products; and

WHEREAS, Company desires to engage the Executive, and the Executive wishes to serve the Company on the terms and conditions set forth below.

P R O V I S I O N S:

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties agree as follows:

1.      Employment; Duties.  Company hereby agrees to employ Executive as President and Chief Executive Officer (“CEO”) of Premier Packaging Corporation.  Executive hereby accepts such employment.  Executive will perform those duties and have such authority and powers as are customarily associated with the position of CEO, and such other duties and responsibilities as the CEO and/or the Board of Directors of Company may reasonably request.  The Executive shall report to the CEO of the Company or his designee.

2.      Term.  The term of this Agreement shall commence on the Effective Date and shall continue for a period of (5) five years from the Effective Date unless otherwise terminated or extended as provided herein (the “Term”).  Following the initial five (5) year Term of this Agreement, this Agreement shall be renewed automatically for a succeeding period of five (5) years (the “Renewal Period”) on the same terms and conditions as set forth herein unless either party shall, at least ninety (90) days prior to the expiration of the initial Term, provide written notice to the other party of its intention not to renew this Agreement.  The period during which Executive is employed by the Company, including the initial Term and any Renewal Period, is hereinafter referred to as the “Employment Period.”  If the Company elects not renew the Term for an additional five (5) years, then the Company will pay to the Executive, One Hundred Thousand Dollars ($100,000) per year for a period of five (5) years after the initial Term together with the additional payments and benefits described in Section 4(b), unless not renewed for Cause (as defined below).

3.      Termination of Agreement.

(a)                           Termination Date.  The employment of Executive and the Employment Period shall terminate as provided in Section 2 above or upon the date (the “Termination Date”) that is the earliest to occur of any of the following events:

(i)           the death of Executive;

(ii)           the termination of Executive’s employment by the Company due to Executive’s Disability (as defined below) pursuant to Section 3(b) hereof;

(iii)           the termination of Executive’s employment by the Company for Cause (as defined below) pursuant to Section 3(c) hereof, or for any reason not constituting Cause; or

(iv)           by mutual agreement of the Company and Executive.

In the event of the termination of Executive’s employment hereunder, the rights and obligations of the parties shall be determined pursuant to this Agreement.

(b)         Disability.  If Executive incurs a Disability, the Company may terminate Executive's employment following such Disability period, upon thirty (30) days prior written notice to Executive.  Such termination shall not be effective if Executive returns to the full time performance of his material duties within such thirty (30) day period.

(c)         Termination for Cause.  Executive's employment and the Employment Period may be terminated by the Company for Cause (as defined below) upon thirty (30) days’ prior written notice to Executive indicating the specific Cause event relied upon and setting forth in reasonable detail the facts and circumstances which provide a basis for the termination for Cause.  Any purported termination for Cause which is held by a court not to have been based on the grounds set forth in this Agreement or not to have followed the procedures set forth in this Agreement shall be deemed a termination by the Company without Cause.

(d)         Definitions.

(i)           For purposes of this Agreement, “Cause” shall mean (A) the breach by Executive of any material term or condition of this Agreement for a period of thirty (30) days after written notice to Executive specifying the breach, (B) Executive’s willful misconduct or gross negligence in the performance of his duties hereunder, (C) Executive's theft, embezzlement or fraud involving, relating to or against Company, (D) Executive’s commission of, or conviction for, a felony or crime involving moral turpitude that has an adverse effect on the Company, (E) Executive’s breach of any material fiduciary duty owed by Executive to the Company as an officer thereof or (F) conviction of the Executive of any felony involving fraud or embezzlement.

(ii)           For purposes of this Agreement, “Disability” shall mean (A) a condition that will render Executive eligible for permanent disability insurance benefits under the Company’s disability insurance policy and, if none, then (B) that Executive has been unable for a period or periods constituting one hundred eighty (180) consecutive calendar days in any twelve (12) month period as a result of a mental illness, physical incapacity or loss of legal capacity, to perform Executive’s duties hereunder, under such circumstances as to render Executive eligible for permanent disability income payments under the standard terminology of the permanent disability income insurance policy for employees then in effect for the Company, or if none, then under the provisions of applicable New York disability laws and regulations.

4.      Consequences on Termination.

(a)                 Consequences of Termination for Death or Disability; Termination for Cause.  If Executive's employment and the Employment Period are terminated (i) by reason of Executive's death or Disability, (ii) by Executive or by the Company for Cause, then in any such case, the Employment Period shall terminate without further obligations to Executive or Executive's legal representatives under this Agreement except that Executive (or his legal representatives) shall be entitled to receipt of:  (i) a lump sum payment of any base salary earned but unpaid through the Termination Date, any accrued but unused vacation pay payable pursuant to the Company's policies through the Termination Date (“Accrued Vacation”), and any unreimbursed business expenses payable pursuant to Section 7 (collectively, the "Accrued Amounts"); (ii) payment of any earned but unpaid bonus for all fiscal quarters ending in the fiscal year in which the termination occurs (“Unpaid Bonus”), (iii) payment of any other amounts or benefits owing to Executive through the Termination Date under the then applicable employee benefit plans of the Company which shall be paid in accordance with such plans and programs (“Accrued Benefits”); and (iv) continued participation under the then applicable medical and dental plans of the Company with all such benefits as described in Section 6(d) below for the period specified therein.

(b)         Consequences of Termination for any Reason Not Constituting Cause.  If Executive's employment and the Employment Period are terminated (i) by the Company for any reason not constituting Cause, or (ii) as a result of the Company giving notice of non-extension of the Employment Period pursuant to Section 2 hereof, then in any such case, Executive shall be entitled to receive:  (A) equal monthly payments of an amount equal to his then monthly rate of Base Salary from the Termination Date through the end of the initial Term; (B) the payments described in Section 2 above for the period specified therein; (C) continued participation under the then applicable medical and dental plans of the Company with all such benefits as described in Section 6(d) below for the period specified therein; (D) payment of all Accrued Amounts through the Termination Date; (E) payment of any Unpaid Bonus amount; (F) payment of all Accrued Benefits;  (G) payment of the bonus the Executive would have been entitled to receive during the remainder of the Term based upon the actual results of the Company for such year, payable each year in accordance with Section 6(a) below; and (H) continued benefits pursuant to Section 6(e) hereof.

5.      Salary.  In consideration for the services rendered by Executive on behalf of Company during the Term of this Agreement, Company shall pay Executive, commencing on the Effective Date, an annual salary, payable in accordance with the Company’s regular payroll practices, of Two Hundred Forty Thousand Dollars ($240,000).

6.       Benefits.

(a)  During the Employment Period, Executive shall be entitled to receive an additional  annual bonus each calendar year equal to ten percent (10%) of Net After-tax Income plus depreciation, amortization, and stock based compensation (“Adjusted Net Income”) of Premier Packaging Corporation (an operating subsidiary of the Company), as if it were a standalone entity, (in accordance with generally accepted accounting principles, or GAAP).  The calculation, administration and payment of the annual bonus will be determined on an annual basis, and shall be payable to Executive within a thirty (30) day period after the end of the calendar year in which the Adjusted Net Income is generated and the bonus calculated.  As an example, if Net After-tax Income (as defined by GAAP) for Premier Packaging Corporation for a calendar year is $1,000,000 and depreciation and amortization expense is $75,000 and stock based compensation expense is $50,000, then the Adjusted Net Income of such calendar year will be $1,125,000 and Executive’s annual bonus for such calendar year will be $112,500.

(b)  Executive will be immediately eligible for the Company’s 401(k) plan.

(c)  Executive will be eligible to participate in the Company’s 2004 Employee Stock Option Plan commensurate with other members of the Company’s senior management team, at the discretion of the Company’s Board of Directors or Compensation Committee.

(d)  Executive shall be entitled to participate in all employee benefit plans and programs sponsored by Company, including, without limitation, any group disability, life, major medical and accidental death and dismemberment insurance plans and/or benefits and profit sharing, retirement or pension plans in a manner not less than any other Company employees through the Term of this Agreement.  The Company agrees that the Company shall pay for 100% of Executive’s health insurance coverage  for Executive and his family for ten (10) years or his Employment Period, whichever is greater.  If Executive is not employed during any of the ten (10) years of coverage, then the value of such coverage will be reported to Executive as 1099 income during such period of non-employment. This provision shall not apply if Executive is terminated for Cause.

(e)         During the Employment Period, term life insurance coverage equal to one (1) year of Executive’s annual salary shall be maintained by the Company, with Executive’s spouse or other named beneficiary(ies) named as beneficiaries under any such policy.

(f)         Six (6) weeks of paid vacation per year.

(g)         Executive will be covered under the Company’s Directors & Officers Liability Insurance.

(h)         All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable federal, state and local withholding and payroll taxes.

7.      Expenses.  Executive will be entitled to be paid or reimbursed for all reasonable, documented expenses incurred by Executive in connection with Executive’s responsibilities to Company, including, without limitation, administrative, travel, lodging, food, and entertainment, in accordance with the Company’s policies for senior executive employees in effect from time to time.

8.      Confidential Information. Executive shall not, during the Term and thereafter, disclose in any manner to any person or entity, except as required or necessary in the course of his employment by Company or as otherwise authorized by Company, any Confidential Information (as defined herein).  “Confidential Information” shall mean any information existing as of the date of this Agreement, or thereafter developed, in which Company has a proprietary interest, including, but not limited to, information relating to its patents, technology, research and development, technical data, trade secrets, know-how, products, services, finances, operations, sales and marketing, customers and customer information, licenses, orders for the purchase or sale of products, personnel matters and/or other information relating to Company, whether communicated orally, electronically or in writing, or obtained by Executive as a result of his employment, or through observation or examination of the Company’s business.

9.       Non-Competition Covenant; Non Solicitation Covenant

(a)                 During the Employment Period and for a period of the longer of (i) one year thereafter, (ii) five years from the Effective Date, or (iii) the period of time that Executive is receiving any severance payments under Sections 4(b) above, Executive agrees that he will not directly or indirectly engage in any business or businesses that are engaged in businesses that are in direct competition with the Company or any of its subsidiaries or affiliates at such time.  For purposes hereof, businesses that are in direct competition to Company shall include, without limitation, those that sell design and manufacturer packaging materials or commercial printing or sell optical deterrent technologies.

(b)                 Notwithstanding anything herein to the contrary, Executive shall not be prevented or limited from (i) investing in the stock or other securities of any corporation whose stock or securities are publicly owned and regularly traded on any public exchange, (ii) serving as a director, officer or member of professional, trade, charitable and civic organizations, or (iii) passively investing (not to exceed being a beneficial owner of more than three percent (3%) of the outstanding Common Stock) his assets in such a form and manner as will not conflict with the terms of this Agreement and will not require services (whether as consultant, an officer, employee or director) on the part of Executive in the operation of the business of the entities in which such investments are made.

(c)         In furtherance of the foregoing, Executive shall not, during the aforesaid period of non-competition, directly or indirectly, in connection with any business involved in the manufacture, development and/or distribution of anti-counterfeiting technology and document security businesses, or any business similar to the business in which the Company or any of its subsidiaries or affiliates is then engaged, or in the process of developing during Executive’s tenure with the Company, solicit any customer or employee of the Company who was a customer or employee of the Company during the tenure of his employment.

(d)         If any court shall hold that the duration of non-competition, the geographic scope or any other restriction contained in this Section 9 is unenforceable, it is our intention that same shall not thereby be terminated but shall be deemed amended to delete there from such provision or portion adjudicated to be invalid or unenforceable or, in the alternative, such judicially substituted term may be substituted therefor.

(e)         The parties acknowledge and agree that any violation of the confidentiality or non-competitive provisions of this Agreement would subject the Company to irreparable injury for which monetary damages will not be an adequate remedy.  Therefore, in addition to any remedies otherwise available, the Company will be entitled to injunctive relief and specific performance to enforce the terms of this Agreement, all without the necessity of posting a bond.

10.    Indemnification. Company shall, to the maximum extent permitted by law, indemnify Executive against all expenses, including, without limitation, reasonable attorneys’ fees, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of Executive’s employment by Company.  Company shall, to the maximum extent permitted by law, advance to Executive any expenses incurred in defending any such proceeding.  Company agrees to obtain Directors and Officers Liability insurance, and to include Executive in the coverage of this policy.

11.    Work-for Hire.  Except as otherwise may be agreed by the Company in writing, in consideration of the employment of Executive by the Company, and free of any additional obligations of the Company to make additional payment to Executive, Executive agrees to irrevocably assign to the Company any and all inventions, software, manuscripts, documentation, improvements or other intellectual property whether or not protectable by any state or federal laws relating to the protection of intellectual property, relating to the present or future business of the Company that are developed by Executive prior to the termination of his employment with the Company, either alone or jointly with others, and whether or not developed during normal business hours or arising within the scope of his/her duties of employment.  Executive agrees that all such inventions, software, manuscripts, documentation, improvement, trade secrets or other intellectual property shall be and remain the sole and exclusive property of the Company and shall be deemed the product of work for hire.  Executive hereby agrees to execute such assignments and other documents as the Company may consider appropriate to vest all right, title and interest therein to the Company and hereby appoints the Company Executive’s attorney-in-fact with full powers to execute such document itself in the event Executive fails or is unable to provide the Company with such signed documents.  This provision does not apply to an invention for which no equipment, supplies, facility, or intellectual property or trade secret information of the Company was used and which was developed entirely on Executive's own time, unless (a) the invention relates (i) to the business of the Company, or (ii) to the Company's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Executive for the Company.

12.    Miscellaneous.

(a)         This Agreement:

(i) shall constitute the entire agreement between the parties hereto concerning the subject matter herein and supersedes all prior agreements, written or oral, concerning the subject matter herein, and there are no oral understandings, statements or stipulations bearing upon the effect of this Agreement which have not been incorporated herein.

(ii)  may be modified or amended only by a written instrument signed by each of the parties hereto.

(iii)  shall bind and inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

(iv) may not be assigned by either party without a written agreement signed by all parties hereto.  Any assignment not signed by all parties is null and void.

(b)         If any provision of this Agreement shall be held invalid or unenforceable by competent authority, such provision shall be construed so as to be limited or reduced to be enforceable to the maximum extent compatible with the law as it shall then appear.  The total invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

(c)         This Agreement shall be construed in accordance with and governed by the laws of the State of New York without reference to conflict of laws principles.  Any litigation involving this Agreement shall be adjudicated in a court with jurisdiction located in Monroe County, New York and the parties irrevocably consent to the personal jurisdiction and venue of such court.

(d)         All notices and other communications under this Agreement must be in writing and must be given by personal delivery, via overnight delivery or first class mail, certified or registered with return receipt requested, and will be deemed to have been duly given upon receipt if personally delivered or delivered via overnight delivery, five (5) days after mailing, if mailed, to the respective persons named below:

If to Company:
Document Security Systems, Inc.
28 East Main Street, Suite 1525
Rochester, New York 14614

If to Executive:
Robert B. Bzdick
935 Raccoon Run
Victor, New York 14564

Any party may change such party’s address for notices by notice duly given pursuant to this Section.

(e)         In the event of litigation to enforce the terms and conditions of this Agreement, the losing party agrees to pay the substantially prevailing party's costs and expenses incurred including, without limitation, reasonable attorneys’ fees.

(f)         This Agreement may be executed simultaneously in one or more counterparts, each one of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(g)         Failure of either party at any time to require performance of any provision of this Agreement shall not limit the party's right to enforce the provision, nor shall any waiver of any breach of any provision be a waiver of any succeeding breach of any provision or a waiver of the provision itself for any other provision.

(h)         If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

COMPANY:
Document Security Systems, Inc.

By:  /s/ Patrick White

Name: Patrick White
Title:   Chief Executive Officer

EXECUTIVE:

/s/ Robert Bzdick

Robert B. Bzdick